Exhibit 10.2

Vroom, Inc.

2019 Short Term Incentive Plan

1. Purpose:

The purpose of the Vroom, Inc. 2019 Short Term Incentive Plan (“Plan”) is to

a)	Align employee rewards with achievement of Vroom’s overall financial and strategic goals

b)	Reward eligible employees for their contributions towards those goals

2. Effective Date:

The Plan is effective as of January 1, 2019, the first day of the performance period of January 1, 2019 through

December 31, 2019 (“Performance Period”).

3. Eligibility:

All full-time, regular employees of Left Gate Property Holding LLC (d/b/a Vroom), a Texas limited liability company and a wholly-owned subsidiary of Vroom, Inc., a Delaware corporation (the “Company”), with a stated Bonus Plan Target Incentive (“Target Incentive”) set forth in such employee’s employment letter (“Participants”) are eligible to participate in the Plan.

4. Payment Determination:

a)

Awards. All awards granted under the Plan (“Awards”) shall be contingent upon the attainment of the performance goals (“Performance Goals”) established by Vroom’s Senior Management and approved by Vroom’s Compensation Committee and Board of Directors. The Performance Goals so established have two criteria for determining whether and to what extent an Award may be paid to any Participant. The first is a funding criterion and the second is a performance criterion.

b)

Funding Criterion. The aggregate amount of funds available for distribution to Participants at the end of the Performance Period (“Bonus Pool”) will be determined based upon Vroom’s performance as measured against certain criteria linked to Vroom’s 2019 budget (set forth in Exhibit A). The Bonus Pool may be funded in an amount ranging from 0% to 175% of Vroom’s target aggregate bonus pool as set forth in the budget (“Target Bonus Pool”). The funding criterion is used to determine the aggregate dollar amount of funds constituting the Bonus Pool available for management to distribute to Participants. Management, in its sole discretion, will award a portion of the Bonus Pool to each department, based on each department’s performance throughout the Performance Period. All departments may not receive the same amount of funds from the Bonus Pool.

c)

Performance Criterion. Throughout the Performance Period, managers will evaluate individual Participant’s overall performance both in terms of goals accomplished and how well such Participant works with others in alignment with Vroom’s Values (S.P.E.E.D.). At the end of the Performance Period, each manager will provide each Participant in such Manager’s department with an overall assessment of performance. Senior Management will use that assessment in conjunction with the amount of the Bonus Pool allocated to that department and such Participant’s Target Incentive to determine the amount of such Participant’s Award.

d)	All Awards under the Vroom Bonus Plan are discretionary and subject to management review.

5. Payments and Timing:

Vroom pays Awards annually based upon the applicable Target Incentive percentage of each Participant’s Earned Salary (base wages earned and paid during the Performance Period) after the conclusion of the Performance Period. Awards will be paid in cash, no later than March 15 following the end of the Performance Period. To be eligible for an Award, Participants must be actively employed as of the date of payment. Termination for any reason, voluntary or involuntary, or due to death or disability, prior to the actual payment date will cause the Participant to be ineligible to receive an Award.

If Vroom undergoes a Change of Control, as defined in the 2014 Equity Incentive Plan, this plan will either be adopted by the new parent or paid on a pro rata basis through the date of the Change of Control (based on performance prior to the Change in Control). For clarification, Participant’s must still be actively employed as of the date of payment to receive an Award.

6. Pro-Rated Awards:

If a Participant is hired during the Performance Period (Jan 1 to Dec 31), the following rules apply:

a)	If the start date is between January 1 and August 31 (inclusive) of the Performance Period, a Participant is eligible to receive an Award, prorated based on the actual start date.

b)

If the start date is between September 1 and October 31 of the Performance Period, a Participant is eligible for a prorated Award, but is not eligible to receive more than 100% of their Target Incentive.

c)	If the start date is on or after November 1 of the Performance Period, a Participant is not eligible to receive an Award for the Performance Period.

7. Mid–Year Bonus Target Changes:

Participants who are transferred or promoted during the Performance Period to a position with a different Target Incentive and/or annual base salary will have his or her Award prorated for the number of days active in each respective position, such that bonuses are based on earned salaries, not end-of-year annualized salaries.

8. Earnings:

Certain leaves of absence shall reduce an employee’s Earned Salary and consequently such employee’s Eligible Bonus. An employee’s Earned Salary will be reduced pro-rata for any paid time spent on leave during the bonus period with the exception of any portion of the leave covered by PTO (i.e., Sick or Vacation time). An employee’s Earned Salary does not include his/her parental leave, short-term disability and long-term disability and other leave.

Other bonuses and awards are also not considered part of earned salary for purposes of calculating bonus targets. Examples of excluded payments are sign-on bonuses, PaceSetter awards, retention bonuses, referral bonuses, relocation payments, separation payments, option or stock-related earnings, and any other non- recurring additional pay. This may not be an exhaustive list of all excluded payment types.

9. Administration:

The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Subject to the provisions of the Plan and applicable law, the Committee shall have the power, without limitation, to: (a) determine the terms and conditions of any Award; (b) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (c) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (d) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (e) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. All determinations and decisions made by the Committee, or management pursuant to delegated authority of the Committee, pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

10. General Provisions:

a)

Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

b)	Non-transferability. A person’s rights and interests under the Plan, including any Award, or any amounts payable under the Plan may not be assigned, pledged, or transferred.

c)

No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any affiliate or affect the right of the Company or any affiliate to terminate the employment of any Participant.

d)

No Right to Award. Unless otherwise expressly set forth in an employment or award letter signed by the Company or any affiliate and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

e)

Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

f)

Amendment or Termination of the Plan. The Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated to any individual prior to such amendment, suspension or termination.

g)

Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

h)	Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of the State of New York without regard to conflicts of law.

i)

Section 409A of the Internal Revenue Code of 1986 (“Code”). It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

j)	Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

k)	Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

l)

Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

m)

Non-Exclusive. Nothing in the Plan shall limit the authority of the Company, the Board of Directors or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

n)

Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

o)

Clawback. Any Participant who would be eligible for an award pursuant to a completed Plan Year shall be required to repay the Company any payment of such award to the extent required by any Clawback Policy maintained by the Company from time to time; provided that such Clawback Policy is required by applicable securities laws or stock exchange listing standards.